AllianceBernstein Variable Products
Series Fund, Inc. -
	AllianceBernstein VPS Global
Thematic Growth Portfolio

811-05398

77.D0 - Policies with Respect to Security
Investment


AllianceBernstein Variable Products Series
Fund, Inc. -
AllianceBernstein Global Thematic Growth
Portfolio


      Effective June 26, 2013 the non-
fundamental policies and investment
management approach of Global Thematic
Growth Portfolio were modified so that:
(i)	the Portfolio now has the
flexibility to invest in a
smaller number of issuers
than was then currently the
case; and
(ii)	less emphasis is now placed
on the Advisers economists
macroeconomic insights,
which are now expected to
play a smaller role in the
Portfolio.